Exhibit 99.1

FOR IMMEDIATE RELEASE

April 18, 2007

A. O. Smith announces first quarter earnings of $.63 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced first quarter earnings of $19.5 million or $.63 per share on record sales of $577.2 million.

Net earnings for the quarter ended March 31 increased $4.0 million or $.13 per share compared with $15.5 million or $.50 per share in the first quarter of 2006. First quarter 2006 net earnings included an after-tax loss of approximately $3.1 million or $.10 per share from foreign currency contracts related to the GSW acquisition in April 2006. First quarter 2006 sales were $459.2 million.

“The improvement in first quarter performance resulted from the addition of GSW and a lower tax rate, which more than offset weak customer demand, primarily in the domestic residential HVAC and water heating markets,” Paul W. Jones, chairman and chief executive officer, commented.

The decline in the company’s effective tax rate resulted from the inclusion of proportionately higher income from lower taxed operations in China and Mexico.

Water Products

First quarter sales of $355.4 million reflected a $128.2 million contribution from the GSW water heater business acquired in April 2006 as well as a 36 percent or $8.7 million increase in sales in China. The company’s legacy water heater business declined slightly due to a sluggish performance in the residential market segment related to the slowdown in new housing construction.

Operating profit of $34.2 million was $8.3 million higher than the same period last year. The contribution from the GSW acquisition more than offset the modest decline in the legacy business resulting from the softer residential marketplace. Operating profit margin was 9.6 percent compared with 11.2 percent last year. The lower operating margin was due to an increase in SG&A and the additional sales of GSW, which are primarily to the lower-margin residential market.

Since 2002, the company’s water heater operation in Nanjing, China, will see its sales multiply fivefold from approximately $30 million to an expected $150 million this year. The company expects to complete the second phase of its current capacity expansion by the end of May, bringing annual capacity to 1.1 million units, more than double the capacity at the inception of the project in 2005. The company recently initiated another expansion project to double its productive capacity again by the end of 2008.

Electrical Products

Sales in the electric motor business declined approximately three percent in the first quarter to $223.0 million compared with last year, primarily the result of a more than 10 percent decline in the HVAC market segment.

Asian motor sales increased more than 20 percent during the first quarter and, in connection with that growth, the company initiated plans to expand its commercial hermetic motor operation in Yueyang, acquired in November 2005.

First quarter operating profit declined to $10.2 million from $13.6 million last year. Improved pricing and repositioning savings were more than offset by the lower volume and higher costs for raw materials. First quarter operating profit margin was 4.6 percent compared with 5.9 percent last year.

2007 Outlook

“We continued to experience reduced demand in a number of housing-related market segments,” Jones said. “And the soft markets and continued high raw material costs have overshadowed ongoing productivity improvements and cost reduction actions.”

"Though we are concerned that the weak housing market may linger into the second half of the year, we remain confident we will achieve our previously announced earnings forecast for 2007 of between $2.75 and $2.95 per share,” he added.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with attaining projected synergies from acquired businesses; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2007	2006
Net sales	$577.2	$459.2

Cost of products sold	454.4	360.3

Gross profit	122.8	98.9

Selling, general and administrative	88.3	68.5
Restructuring and other charges	1.2	1.5
Interest expense	6.8	3.0
Other expense	0.2	4.4

	26.3	21.5
Tax provision	6.8	6.0

Net Earnings	$19.5	$15.5

Diluted Net Earnings Per Share of Common Stock	0.63	0.50

Average Common Shares Outstanding (000’s omitted)	31,005	30,924

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2007	December 31 2006
ASSETS:
Cash and cash equivalents	$21.1	$25.8
Receivables	425.2	378.7
Inventories	298.1	297.3
Deferred income taxes	22.4	22.3
Other current assets	39.1	35.9

Total Current Assets	805.9	760.0

Net property, plant and equipment	423.4	427.2
Goodwill and other intangibles	587.1	587.5
Other assets	65.1	65.2

Total Assets	$1,881.5	$1,839.9

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$286.7	$286.6
Accrued payroll and benefits	35.8	43.5
Product warranties	33.4	32.0
Long-term debt due within one year	6.9	6.9
Other current liabilities	66.3	68.3

Total Current Liabilities	429.1	437.3

Long-term debt	459.5	432.1
Other liabilities	172.5	166.8
Pension liabilities	101.3	98.5
Deferred income taxes	13.5	20.6

Stockholders’ equity	705.6	684.6

Total Liabilities and Stockholders’ Equity	$1,881.5	$1,839.9

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2007	2006
Operating Activities
Net earnings	$19.5	$15.5

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.1	12.4
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(59.0)	(32.5)
Noncurrent assets and liabilities	5.5	(0.8)
Other	0.9	0.7

Cash Used in Operating Activities	(17.0)	(4.7)

Investing Activities
Acquisition of business	—	(1.4)
Capital expenditures	(11.0)	(8.9)

Cash Used in Investing Activities	(11.0)	(10.3)

Financing Activities
Long-term debt incurred	27.9	31.2
Long-term debt retired	(2.1)	(2.1)
Other stock transactions	2.7	4.1
Dividends paid	(5.2)	(4.9)

Cash Provided by Financing Activities	23.3	28.3

Net increase / (decrease) in cash and cash equivalents	(4.7)	13.3
Cash and cash equivalents—beginning of period	25.8	24.0

Cash and Cash Equivalents—End of Period	$21.1	$37.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2007	2006
Net sales
Water Products	$355.4	$231.3
Electrical Products	223.0	229.2
Inter-Segment Sales	(1.2)	(1.3)

	$577.2	$459.2

Operating earnings
Water Products	$34.2	$25.9
Electrical Products (1)	10.2	13.6
Inter-Segment earnings	(0.1)	(0.1)

	44.3	39.4

Corporate expenses (2)	(11.2)	(14.9)
Interest expense	(6.8)	(3.0)

Earnings before income taxes	26.3	21.5

Tax provision	6.8	6.0

Net earnings	$19.5	$15.5

(1) includes pretax restructuring and other charges of:	$1.2	$1.2

(2) includes pretax restructuring and other charges of:	$—	$0.3